Exhibit 99.2

NEWS RELEASE for September 7, 2004 at 8:00AM Eastern Time

Contacts:	Investor Relations
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL SIGNS AGREEMENT WITH JOHNSON & JOHNSON
CONSUMER COMPANIES TO DEVELOP HOME-USE, LIGHT-BASED DEVICES FOR
SKIN REJUVENATION, ACNE AND CELLULITE

        BURLINGTON, MA (September 7, 2004) — Palomar Medical Technologies Inc (Nasdaq:PMTI) said today that they signed an agreement with Johnson & Johnson Consumer Companies, Inc (“JJCC”), a Johnson & Johnson company, to develop, clinically test and potentially commercialize home-use, light-based devices for (i) reducing or reshaping body fat including cellulite; (ii) reducing appearance of skin aging; and (iii) reducing or preventing acne.

        The agreement provides for JJCC to fund Palomar’s development and clinical studies during an initial proof-of-principle phase.

        Commenting on the agreement, Palomar Chief Executive Officer Joseph P. Caruso said, “This agreement with JJCC enables Palomar to continue early-stage research and development of light-based technology in a wide-array of fields for introduction to the consumer market. We are positioned with the best possible partner in these fields. “

        The agreement provides for continued research and development of light-based technology and even possible product commercialization, if testing and regulatory requirements are met. Further details of the agreement are contained in a corresponding filing with the Securities and Exchange Commission.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

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